Ann T. Scott 303-460-3537, ascott@ball.com Bradford Walton 415-254-7168, Bradford.Walton@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Brandon Potthoff 303-460-2120, bpotthof@ball.com Media Contact: Jennifer Livingston 720-693-4743, jennifer.livingston@ball.com

Ball Reports Strong Fourth Quarter and Full-Year 2025 Results

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Highlights

●Full-year and fourth quarter U.S. GAAP diluted earnings per share of $3.30 and 75 cents, respectively
●Full-year and fourth quarter comparable diluted earnings per share of $3.57 and 91 cents, respectively
●Full-year and fourth quarter global aluminum packaging shipments up 4.1% and 6.0%, respectively
●Returned $1.54 billion to shareholders via share repurchases and dividends in 2025
●Generated record adjusted free cash flow of $956 million in 2025
●Completed acquisition of majority stake in European beverage can manufacturer Benepack
●In 2026, expect comparable diluted earnings per share growth of 10-plus percent and free cash flow greater than $900 million
●Focused on advancing sustainable aluminum packaging while driving 10-plus percent comparable diluted EPS growth, increasing EVA, generating strong free cash flow, and sustaining long-term value creation in 2026 and beyond

WESTMINSTER, Colo., February 3, 2026 – Ball Corporation (NYSE: BALL) today reported full-year and fourth quarter 2025 results. References to net sales and comparable operating earnings in today’s release do not include the company’s former aerospace business. Year-over-year net earnings attributable to the corporation and comparable net earnings do include the performance of the company’s former aerospace business through the sale date of February 16, 2024.

U.S. GAAP Financial Performance

On a U.S. GAAP basis, the company reported full-year 2025 net earnings attributable to the corporation of $912 million, or total diluted earnings per share of $3.30, on sales of $13.16 billion, compared to $4.01 billion net earnings attributable to the corporation, or total diluted earnings per share of $13.00, on sales of $11.80 billion in 2024. Ball’s fourth quarter 2025 net earnings attributable to the corporation, on a U.S. GAAP basis, was $200 million, or total diluted earnings per share of 75 cents, on sales of $3.35 billion compared to net loss attributable to the corporation of $32 million, or total diluted loss per share of 11 cents, on sales of $2.88 billion in the fourth quarter of 2024.

Non-GAAP Financial Performance

Ball’s full-year 2025 comparable net earnings were $985 million, or $3.57 per diluted share compared to $977 million, or $3.17 per diluted share in 2024. Ball’s fourth quarter 2025 comparable net earnings were $243 million, or 91 cents per diluted share compared to $250 million, or 84 cents per diluted share in 2024.

“We closed the year with a strong fourth quarter where across our businesses we delivered robust volume growth and operating earnings, capping off a record year for Ball. Our success reflects disciplined execution and the strength of the Ball Business System, serving our customers, empowering our people and culture, and driving operational excellence every shift, every day. These pillars enabled us to meet our 2025 expectations, achieve record earnings per share, and return approximately $1.54 billion to shareholders through share repurchases and dividends,” said Ron Lewis, chief executive officer.

Details of reportable segment comparable operating earnings, business consolidation and other activities, business segment descriptions and other non-comparable items can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release. References to volume data represent units shipped.

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, segment comparable operating earnings for full-year 2025 were $772 million on sales of $6.29 billion compared to $747 million on sales of $5.62 billion in 2024. For the fourth quarter 2025, segment comparable operating earnings were $159 million on sales of $1.57 billion compared to $142 million on sales of $1.29 billion during the same period in 2024.

Full-year and fourth quarter 2025 sales reflect higher volume and favorable price/mix primarily driven by the contractual pass through of higher aluminum costs for the year. Full-year segment comparable operating earnings increased year-over-year due to higher volume and favorable price/mix, partially offset by higher costs. Fourth quarter segment comparable operating earnings increased year-over-year driven mostly by higher volume and favorable price/mix, partially offset by higher costs. Fourth quarter segment volume increased a high-single digit percentage culminating in a full-year segment volume increase of 4.8 percent.

Beverage Packaging, EMEA

Beverage packaging, EMEA, segment comparable operating earnings for full-year 2025 were $495 million on sales of $3.98 billion compared to $416 million on sales of $3.47 billion in 2024. For the fourth quarter, segment comparable operating earnings were $123 million on sales of $971 million compared to $90 million on sales of $826 million during the same period in 2024.

Full-year sales reflect higher year-over-year volume, favorable price/mix and currency translation. Fourth quarter sales reflect higher year-over-year volume and favorable currency translation. Full-year segment comparable operating earnings reflect higher volume, favorable price/mix and currency translation partially offset by higher costs. Fourth quarter segment comparable operating earnings increased year-over-year driven by higher volume and currency translation partially offset by higher costs. Fourth quarter segment volume increased high-single digit percent culminating in full-year segment volume increasing 5.5 percent.

In late January the company completed the acquisition of a majority stake in European beverage can manufacturer Benepack's businesses, consisting of its two production facilities in Belgium and Hungary. Benepack is a regional producer of aluminum beverage cans serving both international and local customers across Western and Eastern Europe. Under the terms of the agreements, Ball acquired an 80 percent stake, for a total consideration of approximately €184 million, an attractive purchase price that reflects the strategic geographic fit and high-quality footprint of the Benepack business.

Beverage Packaging, South America

Beverage packaging, South America, segment comparable operating earnings for full-year 2025 were $327 million on sales of $2.16 billion compared to $296 million on sales of $1.95 billion in 2024. For the fourth quarter, comparable segment operating earnings were $127 million on sales of $633 million compared to $126 million on sales of $563 million during the same period in 2024.

Full-year and fourth quarter 2025 sales reflect higher volume and favorable price/mix. Full-year and fourth quarter segment comparable operating earnings increased year-over-year due to higher volume and favorable price/mix partially offset by higher costs. Fourth quarter segment volume increased high-single digit percent culminating in full-year segment volume increasing 4.2 percent.

Non-reportable

Non-reportable is comprised of undistributed corporate expenses, net of corporate interest income, the results of the company’s global personal & home care (formerly aerosol packaging) business and beverage can manufacturing facilities in India and Myanmar.

On March 21, 2025, Ball closed on a transaction for the aluminum cups business, which resulted in Ball deconsolidating the business. The financial results of the aluminum cups business are presented in other non-reportable through the date of the transaction.

On August 27, 2025, the company sold 41 percent of its 51 percent ownership interest in Ball United Arab Can Manufacturing Company, which resulted in Ball deconsolidating the business and retaining a 10 percent ownership interest. The financial results of the Saudi Arabian business are presented in other non-reportable through the date of the transaction.

Full-year results reflect lower comparable operating earnings for the aluminum packaging businesses in other non-reportable, partially offset by lower year-over-year undistributed corporate expenses. Fourth quarter results reflect lower comparable operating earnings for the aluminum packaging businesses in other non-reportable, including higher year-over-year undistributed corporate expenses.

Outlook

“Our strong fourth quarter capped a year of disciplined financial execution guided by our EVA mindset. In 2025, we generated a record $956 million of adjusted free cash flow, kept capital expenditures below our GAAP depreciation and amortization target, and returned $1.54 billion to shareholders through share repurchases and dividends. Looking ahead to 2026, we expect continued momentum with operating leverage, a healthy balance sheet, and the ability to deliver consistent EPS growth in line with our long-term algorithm, while continuing to return value to shareholders,” said Dan Rabbitt, senior vice president and chief financial officer.

“Our strategy is clear and built for the long term: stay close to our customers, empower and motivate our people and drive operational excellence and profitable growth through the Ball Business System. These pillars create fuel for growth and position us to deliver consistent results in a dynamic environment. As we look to 2026 and beyond, we remain confident in the growth of aluminum packaging and, viewed through our EVA mindset, we are confident in our ability to achieve our long-term algorithm of 10-plus percent annual EPS growth while continuing to return significant value to shareholders,” Lewis said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable aluminum packaging solutions for beverage, personal care and household products customers. Ball Corporation employs 16,000 people worldwide and reported 2025 net sales of $13.16 billion, which excludes the divested aerospace business. For more information, visit www.ball.com, or connect with us on LinkedIn or Instagram.

Conference Call Details

Ball Corporation (NYSE: BALL) will hold its fourth quarter 2025 earnings call today at 7 a.m. Mountain Time (9 a.m. Eastern). The North American toll-free number for the call is +1 877-497-9071. International callers should dial +1 201-689-8727. Please use the following URL for a webcast of the live call:

Ball Corporation Fourth Quarter 2025 Earnings Call

For those unable to listen to the live call, a webcast replay and written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors under "news & presentations."

Forward-Looking Statement

This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," “will,” “believe,” “continue,” “goal” and similar expressions typically identify forward looking statements, which are generally any statements other than statements of historical fact. For example, the forward-looking statements in this news release include statements relating to our plans, strategies, objectives, commitments and guidance. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements, and they should be read in conjunction with, and qualified in their entirety by, the cautionary statements referenced below. Ball undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in Ball's Form 10-K, which are available on Ball's website and at www.sec.gov. Additional factors that might affect: a) Ball's packaging segments include product capacity, supply, and demand constraints and fluctuations and changes in consumption patterns; availability/cost of raw materials, equipment, and logistics; competitive packaging, pricing and substitution; changes in climate and weather and related events such as drought, wildfires, storms, hurricanes, tornadoes and floods; footprint adjustments and other manufacturing changes, including the opening and closing of facilities and lines; failure to achieve synergies, productivity improvements or cost reductions; unfavorable mandatory deposit or packaging laws; customer and supplier consolidation; power and supply chain interruptions; changes in major customer or supplier contracts or loss of a major customer or supplier; inability to pass-through increased costs; war, political instability and sanctions, including relating to the situation in Russia and Ukraine and its impact on Ball's supply chain and its ability to operate in Europe, the Middle East and Africa regions generally; changes in foreign exchange or tax rates; and tariffs, trade actions, or other governmental actions, including business restrictions and orders affecting goods produced by Ball or in its supply chain, including imported raw materials; and b) Ball as a whole include those listed above plus: the extent to which sustainability-related opportunities arise and can be capitalized upon; changes in senior management, succession, and the ability to attract and retain skilled labor; regulatory actions or issues including those related to tax, environmental, social and governance reporting, competition, environmental, health and workplace safety, including U.S. Federal Drug Administration and other actions or public concerns affecting products filled in Ball's containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; the ability to manage cyber threats; litigation; strikes; disease; pandemic; labor cost changes; inflation; rates of return on assets of Ball's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies; reduced cash flow; interest rates affecting Ball's debt; successful or unsuccessful joint ventures, acquisitions and divestitures, and their effects on Ball's operating results and business generally.

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Ball Corporation

Condensed Financial Statements (Fourth Quarter 2025)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions, except per share amounts)	2025	2024	2025	2024

Net sales	$3,347	$2,880	$13,161	$11,795

Cost of sales (excluding depreciation and amortization)	(2,699)	(2,289)	(10,583)	(9,354)
Depreciation and amortization	(159)	(151)	(622)	(611)
Selling, general and administrative	(150)	(129)	(566)	(647)
Business consolidation and other activities	(12)	(249)	41	(420)
Interest income	10	10	30	68
Interest expense	(78)	(65)	(314)	(293)
Debt refinancing and other costs	(19)	—	(19)	(3)

Earnings before taxes	240	7	1,128	535
Tax (provision) benefit	(50)	(15)	(240)	(133)
Equity in results of affiliates, net of tax	7	7	27	28
Earnings from continuing operations	197	(1)	915	430
Discontinued operations, net of tax	3	(29)	—	3,584

Net earnings	200	(30)	915	4,014

Net earnings attributable to noncontrolling interests, net of tax	—	2	3	6

Net earnings attributable to Ball Corporation	$200	$(32)	$912	$4,008

Earnings per share:
Basic - continuing operations	$0.74	$(0.01)	$3.33	$1.39
Basic - discontinued operations	0.01	(0.10)	—	11.73
Total basic earnings per share	$0.75	$(0.11)	$3.33	$13.12

Diluted - continuing operations	$0.74	$(0.01)	$3.30	$1.37
Diluted - discontinued operations	0.01	(0.10)	—	11.63
Total diluted earnings per share	$0.75	$(0.11)	$3.30	$13.00

Weighted average shares outstanding (000s):
Basic	266,789	295,356	274,263	305,459
Diluted	268,314	295,356	275,972	308,206

Ball Corporation

Condensed Financial Statements (Fourth Quarter 2025)

Unaudited Condensed Consolidated Statements of Cash Flows

	Year Ended
	December 31,
($ in millions)	2025	2024

Cash Flows from Operating Activities:
Net earnings	$915	$4,014
Depreciation and amortization	622	620
Business consolidation and other activities	(41)	420
Deferred tax provision (benefit)	60	143
Gain on Aerospace disposal	3	(4,634)
Pension contributions	(43)	(32)
Other, net	(123)	135
Changes in working capital components, net of acquisitions and dispositions	(131)	(551)
Cash provided by (used in) operating activities	1,262	115
Cash Flows from Investing Activities:
Capital expenditures	(474)	(484)
Business acquisitions, net of cash acquired	(159)	(74)
Business dispositions, net of cash sold	32	5,422
Derivative settlements	(99)	138
Other, net	44	1
Cash provided by (used in) investing activities	(656)	5,003
Cash Flows from Financing Activities:
Changes in borrowings, net	1,228	(2,859)
Acquisitions of treasury stock	(1,321)	(1,712)
Dividends	(220)	(244)
Other, net	(31)	25
Cash provided by (used in) financing activities	(344)	(4,790)
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	28	(107)
Change in cash, cash equivalents and restricted cash	290	221
Cash, cash equivalents and restricted cash - beginning of period (a)	931	710
Cash, cash equivalents and restricted cash - end of period	$1,221	$931
(a)	As of December 31, 2024, $32 million of cash was presented in current assets held for sale on the unaudited condensed consolidated balance sheet.

Ball Corporation

Condensed Financial Statements (Fourth Quarter 2025)

Unaudited Condensed Consolidated Balance Sheets

	December 31,
($ in millions)	2025	2024

Assets
Current assets
Cash and cash equivalents	$1,212	$885
Receivables, net	2,606	2,166
Inventories, net	2,013	1,477
Other current assets	265	169
Current assets held for sale	17	144
Total current assets	6,113	4,841
Property, plant and equipment, net	6,656	6,173
Goodwill	4,379	4,172
Intangible assets, net	982	1,080
Other assets	1,394	1,362

Total assets	$19,524	$17,628

Liabilities and Equity
Current liabilities
Short-term debt and current portion of long-term debt	$21	$361
Payables and other accrued liabilities	5,466	4,446
Current liabilities held for sale	—	40
Total current liabilities	5,487	4,847
Long-term debt	6,991	5,312
Other long-term liabilities	1,625	1,539
Equity	5,421	5,930

Total liabilities and equity	$19,524	$17,628

Ball Corporation

Notes to the Condensed Financial Statements (Fourth Quarter 2025)

1. U.S. GAAP Measures

Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas.

On February 16, 2024, the company completed the divestiture of its aerospace business. The transaction represents a strategic shift; therefore, the company’s consolidated financial statements reflect the aerospace business’ financial results as discontinued operations for all periods presented.

Beverage packaging, North and Central America: Consists of operations in the U.S., Canada and Mexico that manufacture and sell aluminum beverage containers throughout those countries.

Beverage packaging, Europe, Middle East and Africa (EMEA): Consists of operations in numerous countries throughout Europe, as well as Egypt and Turkey, that manufacture and sell aluminum beverage containers throughout those countries.

Beverage packaging, South America: Consists of operations in Brazil, Argentina, Paraguay and Chile that manufacture and sell aluminum beverage containers throughout most of South America.

Other consists of a non-reportable operating segment (beverage packaging, other) that manufactures and sells aluminum beverage containers in India and Myanmar; a non-reportable operating segment that manufactures and sells extruded aluminum aerosol containers and recloseable aluminum bottles across multiple consumer categories as well as aluminum slugs (personal & home care or PHC) throughout North America, South America and Europe; undistributed corporate expenses; and intercompany eliminations and other business activities.

On August 27, 2025, the company sold 41 percent of its 51 percent ownership interest in Ball United Arab Can Manufacturing Company for total cash consideration of $74 million, which resulted in Ball deconsolidating the business and retaining a 10 percent ownership interest. A gain of $86 million was recognized upon sale, and is presented in business consolidation and other activities in the unaudited condensed consolidated statements of earnings in the third quarter of 2025 and the retained ownership interest is reported in other assets as an equity method investment on the unaudited condensed consolidated balance sheet. Ball reduced the gain by $5 million during the fourth quarter in business consolidation and other activities in the unaudited condensed consolidated statement of earnings for the three months ended and the year ended December 31, 2025. The financial results of the Saudi Arabian business, which were a part of the beverage packaging, other, non-reportable operating segment, are presented in Other in the table below through the date of the transaction and as of December 31, 2024, the assets and liabilities of the Saudi Arabian business were presented as current assets held for sale and current liabilities held for sale on the consolidated balance sheet.

The company also has investments in operations in Guatemala, Panama, the U.S., Vietnam and Saudi Arabia that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

In the fourth quarter of 2024, Ball’s Board of Directors provided approval for the company to form a strategic partnership for the aluminum cups business in early 2025. As a result, Ball recorded a noncash impairment charge in the fourth quarter of 2024 of $233 million to adjust the carrying value of the disposal group of our aluminum cups business to its estimated fair value less cost to sell. This charge was included in business consolidation and other activities in the consolidated statement of earnings for the year ended December 31, 2024. The remaining assets and liabilities were presented as current assets held for sale and current liabilities held for sale on the consolidated balance sheet as of December 31, 2024. On March 21, 2025, Ball and Ayna.AI LLC (Ayna) executed a Unit Purchase Agreement to form a strategic partnership in which Ball owns a 49 percent interest, which resulted in Ball deconsolidating the business. The financial results of the aluminum cups business are presented in Other in the table below through the date of the transaction. Ball’s interest in the entity, Oasis Venture Holdings LLC (“Oasis”), is accounted for under the equity method of accounting. Ball recorded an additional loss of $8 million related to the transaction in business consolidation and other activities in the unaudited condensed consolidated statement of earnings for the year ended December 31, 2025.

Ball Corporation

Notes to the Condensed Financial Statements (Fourth Quarter 2025)

In February 2025, the company closed on the acquisition of Florida Can Manufacturing for cash consideration of $160 million. The business is comprised of an aluminum beverage can manufacturing facility located in Winter Haven, Florida, and is included in Ball’s beverage packaging, North and Central America, segment. The transaction strengthens the segment’s supply network and enhances its ability to meet growing customer demand for sustainable beverage packaging solutions in the region.

In the third quarter of 2023, Ball entered into a Stock Purchase Agreement with BAE Systems, Inc. (BAE) and, for the limited purposes set forth therein, BAE Systems plc, to sell all outstanding equity interests in Ball’s aerospace business. On February 16, 2024, the company completed the divestiture of the aerospace business for a purchase price of $5.6 billion, subject to working capital adjustments and other customary closing adjustments under the terms of the agreement. In the third quarter of 2025, Ball finalized the customary closing adjustments with BAE, resulting in an immaterial adjustment. The divestiture resulted in a pre-tax gain of $4.61 billion. Completion of the divestiture resulted in the removal of the aerospace business from the company’s obligor group, as the business no longer guarantees the company’s senior notes and senior credit facilities.

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2025	2024	2025	2024

Net sales
Beverage packaging, North and Central America	$1,572	$1,291	$6,286	$5,619
Beverage packaging, EMEA	971	826	3,983	3,466
Beverage packaging, South America	633	563	2,162	1,951
Reportable segment sales	3,176	2,680	12,431	11,036
Other	171	200	730	759
Net sales	$3,347	$2,880	$13,161	$11,795

Comparable segment operating earnings
Beverage packaging, North and Central America	$159	$142	$772	$747
Beverage packaging, EMEA	123	90	495	416
Beverage packaging, South America	127	126	327	296
Reportable segment comparable operating earnings	409	358	1,594	1,459
Reconciling items
Other (a)	(26)	(3)	(39)	(69)
Business consolidation and other activities	(12)	(249)	41	(420)
Amortization of acquired Rexam intangibles	(34)	(34)	(135)	(139)
Interest expense	(78)	(65)	(314)	(293)
Debt refinancing and other costs	(19)	—	(19)	(3)
Earnings before taxes	$240	$7	$1,128	$535

(a)	Includes undistributed corporate expenses, net, of $53 million and $26 million for the three months ended December 31, 2025 and 2024, respectively, and $155 million and $175 million for the year ended December 31, 2025 and 2024, respectively. Undistributed corporate expenses, net, includes corporate interest income of $6 million for the three months ended December 31, 2024, and $1 million and $42 million for the year ended December 31, 2025 and 2024, respectively. For the year ended December 31, 2024, undistributed corporate expenses, net, includes $82 million of incremental compensation cost from the successful sale of the aerospace business.

Ball Corporation

Notes to the Condensed Financial Statements (Fourth Quarter 2025)

Discontinued Operations

The following table presents components of discontinued operations, net of tax.

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2025	2024	2025	2024

Net sales	$—	$—	$—	$261

Cost of sales (excluding depreciation and amortization)	—	—	—	(214)
Depreciation and amortization	—	—	—	(9)
Selling, general and administrative	—	—	—	(11)
Interest expense	—	—	—	—
Gain (loss) on disposition	1	(60)	(3)	4,634
Tax (provision) benefit	2	31	3	(1,077)
Discontinued operations, net of tax	$3	$(29)	$—	$3,584

2. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings. Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort due to the high variability, complexity and low visibility with respect to certain special items, including restructuring charges, business consolidation and other activities, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other non-comparable items. These items are uncertain, depend on various factors and could be material to our results computed in accordance with U.S. GAAP.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA) - Comparable EBITDA is earnings before interest expense, taxes, depreciation and amortization, business consolidation and other non-comparable items.

Comparable Operating Earnings - Comparable Operating Earnings is earnings before interest expense, taxes, business consolidation and other non-comparable items.

Comparable Net Earnings - Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable items after tax.

Comparable Diluted Earnings Per Share - Comparable Diluted Earnings Per Share is Comparable Net Earnings divided by diluted weighted average shares outstanding.

Net Debt - Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements.

Free Cash Flow - Free Cash Flow is typically derived directly from the company's cash flow statements and is defined as cash flows from operating activities less capital expenditures; and, it may be adjusted for additional items that affect comparability between periods. Free Cash Flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

Adjusted Free Cash Flow - Adjusted Free Cash Flow is defined as Free Cash Flow adjusted for payments made for income tax liabilities related to the Aerospace disposition and other material dispositions. Adjusted Free Cash Flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire Adjusted Free Cash Flow amount is available for discretionary expenditures.

We use Comparable EBITDA, Comparable Operating Earnings, Comparable Net Earnings and Comparable Diluted Earnings Per Share internally to evaluate the company's operating performance. Ball management uses Interest Coverage (Comparable EBITDA to interest expense) and Leverage (Net Debt to Comparable EBITDA) as metrics to monitor the credit quality of Ball Corporation. Management internally uses free cash flow measures to: (1) evaluate the company's liquidity, (2) evaluate strategic investments, (3) plan stock buyback and dividend levels and (4) evaluate the company's ability to incur and service debt. Note that when non-U.S. GAAP measures exclude amortization of acquired Rexam intangibles, the measures include the revenue of the acquired entities and all other expenses unless otherwise stated and the acquired assets contribute to revenue generation.

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “Financial Results” tab.

Ball Corporation

Notes to the Condensed Financial Statements (Fourth Quarter 2025)

A summary of the effects of non-comparable items on after tax earnings is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions, except per share amounts)	2025	2024	2025	2024

Net earnings attributable to Ball Corporation	$200	$(32)	$912	$4,008
Business consolidation and other activities (1)	12	249	(41)	420
Amortization of acquired Rexam intangibles	34	34	135	139
Unrealized (gain) loss on equity-linked notes (2)	(4)	—	(1)	—
Debt refinancing and other costs	19	—	19	3
Non-comparable tax items	(17)	(61)	(42)	959
(Gain) loss on Aerospace disposal	(1)	60	3	(4,634)
Aerospace disposition compensation (3)	—	—	—	82
Comparable Net Earnings	$243	$250	$985	$977
Comparable Diluted Earnings Per Share	$0.91	$0.84	$3.57	$3.17

(1)	The income for the year ended December 31, 2025, was primarily composed of the $81 million gain on the sale of the Saudi Arabian business. The income for the year ended was partially offset by the additional loss on the cups transaction and costs for previously announced facility closures.

The charges for the three months and year ended December 31, 2024, were primarily composed of a $233 million noncash charge to adjust the carrying value of the aluminum cups business to its estimated fair value less cost to sell, costs related to plant closures in beverage packaging, South America, and beverage packaging, North and Central America, and the company’s activities to establish its new operating model. For the three months and year ended December 31, 2024, $14 million and $161 million, respectively, of costs were recorded for plant closures, primarily for employee severance and benefits, costs to scrap assets or write them down to their sellable value, accelerated depreciation and other shutdown costs. Additionally in 2024, the company restructured its operating model and recorded charges primarily related to employee severance, employee benefits and other related items. The charges in 2024 were partially offset by income from the receipt of insurance proceeds for replacement costs related to the 2023 fire at the company’s Verona, Virginia, extruded aluminum slug manufacturing facility.

(2)	Ball purchased $99 million of investments that are linked to the common stock of ORG Technology Co. Ltd. (ORG). Unrealized gains and losses resulting from changes in fair value of the investment are removed from Comparable Net Earnings to provide a clearer view of Ball’s ongoing operations.

(3)	The charge for the year ended December 31, 2024, was composed of incremental compensation costs from the successful sale of the aerospace business, which consisted of cash bonuses and stock-based compensation. This amount was recorded in selling, general and administrative in the unaudited condensed consolidated statement of earnings.

Ball Corporation

Notes to the Condensed Financial Statements (Fourth Quarter 2025)

A summary of the effects of non-comparable items on earnings before taxes is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2025	2024	2025	2024

Net earnings attributable to Ball Corporation	$200	$(32)	$912	$4,008
Net earnings attributable to noncontrolling interests, net of tax	—	2	3	6
Discontinued operations, net of tax	(3)	29	—	(3,584)
Earnings from continuing operations	197	(1)	915	430
Equity in results of affiliates, net of tax	(7)	(7)	(27)	(28)
Tax provision (benefit)	50	15	240	133
Earnings before taxes	240	7	1,128	535
Interest expense	78	65	314	293
Debt refinancing and other costs	19	—	19	3
Business consolidation and other activities	12	249	(41)	420
Unrealized (gain) loss on equity-linked notes	(4)	—	(1)	—
Aerospace disposition compensation	—	—	—	82
Amortization of acquired Rexam intangibles	34	34	135	139
Comparable Operating Earnings	$379	$355	$1,554	$1,472

Ball Corporation

Notes to the Condensed Financial Statements (Fourth Quarter 2025)

A summary of Comparable EBITDA, Net Debt, Interest Coverage and Leverage is as follows:

	Year Ended
	December 31,
($ in millions, except ratios)	2025

Net earnings attributable to Ball Corporation	$912
Net earnings attributable to noncontrolling interests, net of tax	3
Earnings from continuing operations	915
Equity in results of affiliates, net of tax	(27)
Tax provision (benefit)	240
Earnings before taxes	1,128
Interest expense	314
Debt refinancing and other costs	19
Business consolidation and other activities	(41)
Unrealized (gain) loss on equity-linked notes	(1)
Amortization of acquired Rexam intangibles	135
Comparable Operating Earnings	1,554
Depreciation and amortization	622
Amortization of acquired Rexam intangibles	(135)
Comparable EBITDA	$2,041

Interest expense	$(314)

Total debt at period end	$7,012
Cash and cash equivalents	(1,212)
Net Debt	$5,800

Interest Coverage (Comparable EBITDA/Interest Expense)	6.50	x
Leverage (Net Debt/Comparable EBITDA)	2.84	x

A summary of free cash flow and adjusted free cash flow is as follows:

Year Ended
December 31,
($ in millions)	2025

Total cash provided by (used in) operating activities	$1,262
Less: Capital expenditures	(474)
Free Cash Flow	788
Add: Cash taxes paid for Aerospace disposition	168
Adjusted Free Cash Flow	$956